ORION S.A.

Exhibit 99.1	CONTACT: Christopher Kapsch Vice President of Investor Relations +1 281-318-4413 christopher.kapsch@orioncarbons.com
Orion S.A. Reports
Third Quarter 2024 Financial Results

HOUSTON—November 7, 2024—Orion S.A. (NYSE: OEC), a specialty chemical company, today announced financial results for period ended September 30, 2024 as follows:
Third Quarter 2024 Highlights
•Net sales of $463.4 million, down $2.8 million year over year
•Net loss of $20.2 million, which includes a $42.5 million impact from the loss due to misappropriation of assets, net of income tax benefit, down $46.4 million year over year
•Diluted Loss per share of ($0.35), which includes impact due to misappropriation of assets of ($0.72), down $0.79 year over year
•Adjusted EBITDA1 of $80.1 million, up 4% year over year
•Adjusted Diluted EPS1 of $0.47, down $0.02 year over year
Nine Months 2024 Highlights
•Net sales of $1,443.3 million, up $17.6 million year over year
•Net income of $27.0 million, which includes a $42.5 million impact from the loss due to misappropriation of assets, net of income tax benefit, down $71.6 million year over year
•Diluted EPS of $0.46, which includes impact due to misappropriation of assets of ($0.72), down $1.19 year over year
•Adjusted EBITDA1 of $240.5 million, down 10% year over year
•Adjusted Diluted EPS1 of $1.40, down $0.36 year over year
1 The reconciliations of Non-U.S. GAAP (“GAAP”) measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures below.

“While our net income was a loss due to the fraud event, Orion delivered strong third quarter Adjusted EBITDA, even with Rubber segment volumes being down 11% versus prior year. Rubber volumes have constrained operating results in 2024, due to the high level of tire imports into Western markets. We addressed this as part of our commercial strategy for 2025. As a result, we expect volume growth, even in a flat market, while maintaining Rubber segment gross profit per ton. Increased tariffs and/or economic improvement represent potential upsides. Expected operational improvements, productivity initiatives and strong cost management, should also contribute,” stated Corning Painter, Orion’s Chief Executive Officer. “I believe the company is in an excellent position to deliver higher Adjusted EBITDA next year regardless of the global economy’s trajectory.”

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“As we complete our growth investments, we expect much stronger free cash flow in 2025 and 2026,” continued Painter. “With conviction around this dynamic, and as conveyed last quarter, we continue to see share repurchases as an appropriate allocation of excess capital. We re-initiated buyback activity during the third quarter, repurchasing approximately $11 million of stock, or more than 1% of our shares outstanding.”

Jeff Glajch, Orion’s Chief Financial Officer added, “this quarter’s GAAP Net loss of $20 million includes $43 million of net loss due to the fraud. This compares to a net income of $26 million in the third quarter of 2023. The independent investigation is complete and remediation measures have been implemented.”

“On an operating basis, before the impact from the misappropriation of assets,” continued Glajch, “our 4% Adjusted EBITDA improvement was achieved despite the aforementioned lower Rubber segment volumes. These results illustrate the durable and resilient nature of our business as we close out 2024. The Adjusted EBITDA improvement was a function of better Specialty segment regional mix, better operating performance and formula-based pricing, which more than offset lower Rubber volumes. For the balance of 2024, considering macro signals and lower forecasts from customers including key tiremakers about extended year-end production shutdowns, we are modifying our full year guidance.”
Third Quarter 2024 Overview:

(In millions, except volume and EPS data)	Q3 2024	Q3 2023	Y/Y Change	Y/Y Change in %
Volume (kmt)	225.2	245.2	(20.0)	(8.2)%
Net sales	463.4	466.2	(2.8)	(0.6)%
Gross profit	107.5	110.2	(2.7)	(2.5)%
Income (loss) from operations	(15.3)	45.7	(61.0)	(133.5)%
Net income (loss)	(20.2)	26.2	(46.4)	(177.1)%
Adjusted net income(1)	27.4	28.9	(1.5)	(5.2)%
Adjusted EBITDA(1)	80.1	77.3	2.8	3.6%
Basic Earnings (loss) per share	(0.35)	0.45	(0.80)	(177.8)%
Diluted Earnings (loss) per share	(0.35)	0.44	(0.79)	(179.5)%
Adjusted Diluted EPS(1)	0.47	0.49	(0.02)	(4.1)%
(1)The reconciliations of Non-U.S. GAAP (“GAAP”) measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of Non-GAAP Financial Measures below.
Volume decreased by 20.0 kmt year over year due to lower volume in the Americas and Asia Pacific (“APAC”) regions, those were partially offset by higher volumes in Europe, the Middle East, and African region. Net sales decreased by $2.8 million, or 0.6%, year over year, driven primarily by lower volume, partially offset by the favorable pass-through effect of oil prices. Gross profit decreased by $2.7 million, or 2.5%, to $107.5 million year over year. The decrease was driven primarily by higher fixed costs.
During the third quarter of 2024, we were the target of a criminal scheme that resulted in multiple fraudulently induced outbound wire transfers to accounts controlled by unknown third parties. These losses and professional fees incurred in connection with related third-party investigations aggregated to $60.7 million.
Income (loss) from operations decreased by $61.0 million, or 133.5%, to $15.3 million year over year. The decrease was driven primarily by the Loss due to misappropriation of assets, net. Adjusted EBITDA increased by $2.8 million, or 3.6%, to $80.1

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million year over year. The increase was driven by favorable pricing, partially offset by higher fixed costs and lower cogeneration.
Quarterly Business Segment Results

SPECIALTY CARBON BLACK

(In millions, except volume)	Q3 2024	Q3 2023	Y/Y Change	Y/Y Change in %
Volume (kmt)	59.7	59.9	(0.2)	(0.3)%
Net sales	162.5	150.4	12.1	8.0%
Gross profit	36.6	38.6	(2.0)	(5.2)%
Adjusted EBITDA	27.2	26.1	1.1	4.2%
Specialty Carbon Black segment volume declined by 0.2 kmt, or 0.3%, year over year. Net sales increased by $12.1 million, or 8.0%, to $162.5 million year over year, primarily due to improved product mix in key applications, partially offset by lower volume. Adjusted EBITDA increased by $1.1 million, or 4.2%, to $27.2 million year over year. The increase was primarily due to improved product mix in key applications, partially offset by higher fixed cost and lower cogeneration.

RUBBER CARBON BLACK

(In millions, except volume)	Q3 2024	Q3 2023	Y/Y Change	Y/Y Change in %
Volume (kmt)	165.5	185.3	(19.8)	(10.7)%
Net sales	300.9	315.8	(14.9)	(4.7)%
Gross profit	70.9	71.6	(0.7)	(1.0)%
Adjusted EBITDA	52.9	51.2	1.7	3.3%
Rubber Carbon Black segment volume declined by 19.8 kmt, or 10.7%, year over year due to lower demand in the Americas and APAC regions. Net sales declined by $14.9 million, or 4.7%, to $300.9 million year over year, primarily due to lower volume, partially offset by favorable price. Adjusted EBITDA increased by $1.7 million, or 3.3%, to $52.9 million year over year, driven primarily by favorable price, partially offset by lower volume.
Nine Months 2024 Highlights

	Nine Months Ended September 30,		Year-Over Year
(In millions, except volume and EPS data)	2024	2023	Delta
Volume (kmt)	706.7	706.0	0.7	0.1%
Net sales	1,443.3	1,425.7	17.6	1.2%
Gross profit	339.5	363.7	(24.2)	(6.7)%
Income from operations	79.1	178.1	(99.0)	(55.6)%
Net income	27.0	98.6	(71.6)	(72.6)%
Adjusted net income(1)	82.7	105.5	(22.8)	(21.6)%
Adjusted EBITDA(1)	240.5	265.7	(25.2)	(9.5)%
Basic EPS	0.46	1.66	(1.20)	(72.3)%
Diluted EPS	0.46	1.65	(1.19)	(72.1)%
Adjusted Diluted EPS(1)	1.40	1.76	(0.36)	(20.5)%
(1)The reconciliations of these non-GAAP measures to the respective most comparable GAAP measures are provided in the section titled Reconciliation of non-GAAP Financial Measures.
Volume increased by 0.7 kmt to 706.7 kmt compared to the nine months ended September 30, 2023, primarily due to higher Specialty Carbon Black segment volume, partially offset by lower Rubber Carbon Black segment volume. Net sales increased by $17.6 million, or 1.2%, in the nine months ended September 30, 2024 to $1,443.3 million year over year, primarily driven by

ORION S.A.
broad-based recovery in Specialty Carbon Black segment across all regions and Rubber Carbon Black price improvements, partially offset by unfavorable foreign currency translation impact and lower Rubber Carbon Black segment volume. Gross profit decreased by $24.2 million, or 6.7%, to $339.5 million year over year. The decrease was primarily driven by higher fixed costs, unfavorable impact from pass-through of raw material costs and lower cogeneration.
During the third quarter of 2024, we were the target of a criminal scheme that resulted in multiple fraudulently induced outbound wire transfers to accounts controlled by unknown third parties. These losses and professional fees incurred in connection with related third-party investigations aggregated to $60.7 million.
Income from operations decreased by $99.0 million, or 55.6%, to $79.1 million year over year. The decrease was driven primarily by the Loss due to misappropriation of assets, net. Adjusted EBITDA decreased by $25.2 million, or 9.5%, from $265.7 million in the nine months ended September 30, 2023 to $240.5 million in the nine months ended September 30, 2024. The decrease was primarily due to higher fixed costs, lower Rubber Carbon Black segment volume and lower cogeneration. Those were partially offset by higher volume in Specialty Carbon Black segment.
Nine Months Business Segment Results

SPECIALTY CARBON BLACK

	Nine Months Ended September 30,
(In millions, except volume)	2024	2023	Delta
Volume (kmt)	185.9	166.5	19.4	11.7%
Net sales	498.9	461.9	37.0	8.0%
Gross profit	117.8	133.3	(15.5)	(11.6)%
Adjusted EBITDA	83.1	93.3	(10.2)	(10.9)%
Volumes increased by 19.4 kmt, or 11.7%, year over year to 185.9 kmt for the nine months ended September 30, 2024, primarily due to demand recovery across all regions and end markets. Net sales increased by $37.0 million, or 8.0%, year over year to $498.9 million for the nine months ended September 30, 2024, primarily due to higher volume across all regions. Adjusted EBITDA decreased by $10.2 million, or 10.9%, year over year to $83.1 million for the nine months ended September 30, 2024. The decrease was primarily due to higher fixed costs and lower cogeneration. Those were partially offset by higher volume.

RUBBER CARBON BLACK

	Nine Months Ended September 30,
(In millions, except volume)	2024	2023	Delta
Volume (kmt)	520.8	539.5	(18.7)	(3.5)%
Net sales	944.4	963.8	(19.4)	(2.0)%
Gross profit	221.7	230.4	(8.7)	(3.8)%
Adjusted EBITDA	157.4	172.4	(15.0)	(8.7)%
Volume decreased by 18.7 kmt, or 3.5%, year over year to 520.8 kmt, for the nine months ended September 30, 2024, primarily due to lower demand in the Americas and APAC regions. Net sales decreased by $19.4 million, or 2.0%, year over year to $944.4 million for the nine months ended September 30, 2024, primarily due to lower volume, partially offset by favorable price. Adjusted EBITDA decreased by $15.0 million, or 8.7%, to $157.4 million for the nine months ended September 30, 2024, driven primarily by lower demand in Americas and APAC regions, lower cogeneration and higher fixed costs. Those were partially offset by favorable price.

ORION S.A.
Debt
As of September 30, 2024, the company’s net debt was $920.5 million, up $139.8 million from the end of 2023, and our net debt to adjusted EBITDA ratio was 3.00 times.
Outlook
“We are revising our 2024 guidance for the year to an Adjusted EBITDA range of $305 million to $315 million and an Adjusted Diluted EPS range of $1.65 per share to $1.75 per share. Free cash flow is now likely to be negative $35 million this year, before impact from the fraud event and its related tax benefit.” Mr. Painter concluded.
Conference Call
As previously announced, Orion will hold a conference call tomorrow, Friday, November 8, 2024, at 8:30 a.m. (EDT). The dial-in details for the live conference call are as follows:

U.S. Toll Free:	1-877-407-4018
International:	1-201-689-8471
A replay of the conference call may be accessed by phone at the following numbers to Friday, November 22, 2024:

U.S. Toll Free:	1-844-512-2921
International:	1-412-317-6671
Conference ID:	13748613
Additionally, an archived webcast of the conference call will be available on the investor section of the company’s website at www.orioncarbons.com.
To learn more about Orion S.A., visit the company’s investor website at www.orioncarbons.com, where we regularly post information including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.
About Orion S.A.
Orion S.A. (NYSE: OEC) is a leading global supplier of carbon black, a solid form of carbon produced as powder or pellets. The material is made to customers’ exacting specifications for tires, coatings, ink, batteries, plastics and numerous other specialty, high-performance applications. Carbon black is used to tint, colorize, provide reinforcement, conduct electricity, increase durability, and add UV protection. Orion has innovation centers on three continents and produces carbon black at 15 plants worldwide, offering the most diverse variety of production processes in the industry. The company’s corporate lineage goes back more than 160 years to Germany, where it operates the world’s longest-running carbon black plant. Orion is a leading innovator, applying a deep understanding of customers’ needs to deliver sustainable solutions. For more information, please visit www.orioncarbons.com.
Cautionary Statement for the Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995
This document contains and refers to certain forward-looking statements with respect to our financial condition, results of operations and business, including those in the “Outlook ” and “Quarterly Business Segment Results” sections above. These statements constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause

ORION S.A.
actual results, performance or events to differ materially from those expressed or implied in these statements. You should not place undue reliance on forward-looking statements. Forward-looking statements include, among others, statements concerning the potential exposure to market risks, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions and statements that are not limited to statements of historical or present facts or conditions. Forward-looking statements are typically identified by words such as “anticipate,” "assume," “assure,” “believe,” “confident,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “objectives,” “outlook,” “probably,” “project,” “will,” “seek,” “target” “to be,” and other words of similar meaning.
These forward-looking statements include, without limitation, statements about the following matters: • our outlook and expectations for 2024 and 2025, including with respect to profitability, plant utilization, net leverage, EBITDA growth and free cash flow; • share repurchases; • growth and strategies; • supply; • customer actions, behavior and demand for our products; • macroeconomic conditions; • expectations and plans with respect to our capital, including investments and potential returns to our shareholders; • our internal controls over financial reporting, including the remediation of a material weakness; and • loss due to misappropriation of assets and potential recoveries of such loss.
All these forward-looking statements are based on estimates and assumptions that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon any forward-looking statements. There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. These factors include, among others: • possible negative or uncertain worldwide economic conditions and developments; • the volatility and cyclicality of the industries in which we operate; • the operational risks inherent in chemicals manufacturing, including disruptions due to technical facilities, severe weather conditions or natural disasters; • our dependence on major customers and suppliers; • unanticipated fluctuations in demand for our products, including due to factors beyond our control; • our ability to compete in the industries and markets in which we operate; • changes in the nature of transportation in the future, which may impact our customers and our business; • our ability to successfully develop new products and technologies; • the availability of substitutes for our products; • our ability to implement our business strategies; • our ability to respond to changes in feedstock prices and quality; • our ability to realize benefits from investments, joint ventures, acquisitions or alliances; our ability to negotiate satisfactory terms with counterparties, the satisfactory performance by such counterparties of their obligations to us, as well as our ability to meet our performance obligations towards such counterparties; • our ability to realize benefits from planned plant capacity expansions and planned and current site development projects, including our conductive additives facility at La Porte, Texas, and the impacts of potential delays to such expansions and development projects; • any information technology systems failures, network disruptions and breaches of data security; • our relationships with our workforce, including negotiations with labor unions, strikes and work stoppages; • our ability to recruit or retain key management and personnel; • our exposure to political or country risks inherent in doing business globally; • any and all impacts from the Russia-Ukraine war and the Hamas-Israel conflict and/or any escalation thereof related energy costs, raw material availability or other economic disruptions; • geopolitical events in the United States (“U.S.”), Middle-East, European Union (“EU”) and China, relations amongst Western countries and their neighbors as well as future relations between the U.S., EU, China and other countries and organizations; • all environmental, health and safety laws and regulations, including nanomaterial and greenhouse gas emissions regulations, and the related costs of maintaining compliance and addressing liabilities; • any possible future investigations and enforcement actions by governmental, supranational agencies or other organizations; • our operations as a company in the chemical sector, including the related risks of leaks, fires and toxic releases as well as other accidents; • any market and regulatory changes that may affect our ability to sell or otherwise benefit from co-generated energy; • any litigation or legal proceedings, including product liability, environmental or asbestos related claims; • our ability to protect our intellectual property rights and know-how; • our ability to generate the funds required to service our debt and finance our operations; • any fluctuations in foreign currency exchange and interest rates; • the availability and efficiency of hedging; • any changes in international and local economic conditions, dislocations in credit and capital markets and inflation or deflation; • any potential impairments or write-offs of certain assets; • any required increases in our pension fund or retirement-related contributions; • the adequacy of our insurance coverage; • any changes in our jurisdictional earnings mix or in the tax laws or accepted interpretations of tax laws in those jurisdictions; • any challenges to our decisions and assumptions in assessing and complying with our tax obligations; • the potential difficulty in obtaining or enforcing judgments or bringing legal actions against Orion S.A. (a Luxembourg incorporated entity) in the U.S. or elsewhere outside Luxembourg; and • any current or future changes to disclosure requirements and obligations, including but not limited to new ESG-related disclosures, related audit requirements and our ability to comply with such obligations and requirements.
Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include those factors detailed under the captions “Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and “Risk Factors” in our Annual Report in Form 10-K for the year ended December 31, 2023 and in Note Q. Commitments and Contingencies to our audited Consolidated Financial Statements and in Note J. Commitments and Contingencies to our unaudited Consolidated Financial Statements Form 10-Q for

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the period ended September 30, 2024. It is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information, other than as required by applicable law.
Reconciliation of Non-GAAP Financial Measures
We present certain financial measures that are not prepared in accordance with GAAP or the accounting standards of any other jurisdiction and may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to their nearest comparable GAAP measures, see section Reconciliation of Non-GAAP Financial Measures below.
These non-GAAP measures include, but are not limited to, Gross profit per metric ton, Adjusted EBITDA, Net Working Capital, Capital Expenditures, Net debt and Net leverage.
We define Gross profit per metric ton as Gross profit divided by volume measured in metric tons. We define Adjusted EBITDA as Income from operations before depreciation and amortization, stock-based compensation, and non-recurring items (such as, restructuring expenses, legal settlement gain, etc.) plus Earnings in affiliated companies, net of tax. We definite Net Working Capital as Inventories, net plus Accounts receivable, net minus Accounts payable. We define Capital Expenditures as Cash paid for the acquisition of intangible assets and property, plant and equipment. We define Net debt as Total debt per Consolidated Balance Sheets plus Deferred debt issuance cost - Term loans minus Cash and cash equivalents. We define Net leverage as Net debt divided by trailing twelve month Adjusted EBITDA.
Adjusted EBITDA is used by our chief operating decision maker (“CODM”) to evaluate our operating performance and to make decisions regarding allocation of capital, because it excludes the effects of items that have less bearing on the performance of our underlying core business. We use this measure, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing our business. By eliminating potential differences in results of operations between periods caused by factors such as depreciation and amortization, historic cost and age of assets, financing and capital structures and taxation positions or regimes, we believe that Adjusted EBITDA provides a useful additional basis for evaluating and comparing the current performance of the underlying operations.
We believe our non-GAAP measures are useful measures of financial performance in addition to Net income, Income from operations and other profitability measures under GAAP, because they facilitate operating performance comparisons from period to period. In addition, we believe these non-GAAP measures aid investors by providing additional insight into our operational performance and help clarify trends affecting our business.
Other companies and analysts may calculate non-GAAP financial measures differently, so making comparisons among companies on this basis should be done carefully. Non-GAAP measures are not performance measures under GAAP and should not be considered in isolation or construed as substitutes for Net sales, Net income, Income from operations, Gross profit and other GAAP measures as an indicator of our operations in accordance with GAAP.
With respect to Adjusted EBITDA and Adjusted Diluted EPS outlook for 2024, we are not able to reconcile the forward-looking non-GAAP financial measures to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.

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Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except share and per share data)	2024	2023	2024	2023

Net sales	$463.4	$466.2	$1,443.3	$1,425.7
Cost of sales	355.9	356.0	1,103.8	1,062.0
Gross profit	107.5	110.2	339.5	363.7
Selling, general and administrative expenses	57.9	55.6	179.7	168.3
Research and development costs	7.0	6.2	20.1	18.3
Loss due to misappropriation of assets, net	60.7	—	60.7	—
Other (income) expenses, net	(2.8)	2.7	(0.1)	(1.0)
Income (loss) from operations	(15.3)	45.7	79.1	178.1
Interest and other financial expense, net	15.9	12.9	40.8	41.6
Reclassification of actuarial gain from AOCI	—	(2.2)	—	(6.7)
Income (loss) before earnings in affiliated companies and income taxes	(31.2)	35.0	38.3	143.2

Income tax expense (benefit)	(10.8)	8.9	11.8	45.0
Earnings in affiliated companies, net of tax	0.2	0.1	0.5	0.4
Net income (loss)	$(20.2)	$26.2	$27.0	$98.6

Weighted-average shares outstanding (in thousands):
Basic	58,191	58,572	58,406	59,284
Diluted	58,738	59,252	58,942	59,934
Earnings (loss) per share:
Basic	$(0.35)	$0.45	$0.46	$1.66
Diluted	$(0.35)	$0.44	$0.46	$1.65

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Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share amounts)	September 30, 2024	December 31, 2023

ASSETS
Current assets
Cash and cash equivalents	$53.2	$37.5
Accounts receivable, net	267.9	241.0
Inventories, net	306.7	287.1
Income tax receivables	14.6	6.1
Prepaid expenses and other current assets	75.7	74.4
Total current assets	718.1	646.1
Property, plant and equipment, net	962.7	900.1
Right-of-use assets	124.3	110.6
Goodwill	77.1	76.1
Intangible assets, net	21.6	25.5
Investment in equity method affiliates	7.4	5.1
Deferred income tax assets	56.3	30.0
Other assets	28.8	39.9
Total non-current assets	1,278.2	1,187.3
Total assets	$1,996.3	$1,833.4

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$174.7	$183.7
Current portion of long-term debt and other financial liabilities	293.8	137.0
Accrued liabilities	42.5	41.7
Income taxes payable	12.1	34.2
Other current liabilities	54.8	43.7
Total current liabilities	577.9	440.3
Long-term debt, net	676.7	677.3
Employee benefit plan obligation	62.9	60.4
Deferred income tax liabilities	78.8	66.3
Other liabilities	123.7	110.6
Total non-current liabilities	942.1	914.6
Stockholders' Equity
Common stock
Authorized: 65,035,579 and 65,035,579 shares with no par value
Issued – 60,992,259 and 60,992,259 shares with no par value
Outstanding – 57,720,219 and 57,898,772 shares	85.3	85.3
Treasury stock, at cost, 3,272,040 and 3,093,487	(73.8)	(70.1)
Additional paid-in capital	81.0	85.6
Retained earnings	439.8	417.6
Accumulated other comprehensive loss	(56.0)	(39.9)
Total stockholders' equity	476.3	478.5
Total liabilities and stockholders' equity	$1,996.3	$1,833.4

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Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(In millions)	2024	2023

Cash flows from operating activities:
Net income	$27.0	$98.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	90.0	80.8
Amortization of debt issuance costs	1.1	2.0
Share-based compensation	11.3	8.3
Deferred tax provision	(12.0)	5.5
Foreign currency transactions	(7.4)	3.2
Reclassification of actuarial gain from AOCI	—	(6.7)
Changes in operating assets and liabilities, net:
Trade receivables	(26.2)	98.1
Inventories	(17.6)	(6.3)
Trade payables	(8.2)	(3.8)
Other provisions	2.6	0.2
Income tax liabilities	(29.5)	2.5
Other assets and liabilities, net	(0.3)	(8.7)
Net cash provided by operating activities	30.8	273.7
Cash flows from investing activities:
Acquisition of property, plant and equipment	(135.7)	(111.0)
Net cash used in investing activities	(135.7)	(111.0)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	—	12.6
Repayments of long-term debt	(2.8)	(2.3)
Payments for debt issue costs	(0.2)	(0.2)
Cash inflows related to current financial liabilities	242.1	103.2
Cash outflows related to current financial liabilities	(98.3)	(215.6)
Dividends paid to shareholders	(3.6)	(3.7)
Repurchase of common stock	(17.9)	(58.9)
Net cash provided by (used in) financing activities	119.3	(164.9)
Increase (decrease) in cash, cash equivalents and restricted cash	14.4	(2.2)
Cash, cash equivalents and restricted cash at the beginning of the period	40.2	63.4
Effect of exchange rate changes on cash	0.1	(0.6)
Cash, cash equivalents and restricted cash at the end of the period	54.7	60.6
Less restricted cash at the end of the period	1.5	1.5
Cash and cash equivalents at the end of the period	$53.2	$59.1

ORION S.A.
Reconciliation of Non-GAAP to GAAP Financial Measures
The following tables present a reconciliation of each Non-GAAP measure to the most directly comparable GAAP measure:
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Third Quarter		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023

Net income (loss)	$(20.2)	$26.2	$27.0	$98.6
Add back Income tax (benefit) expense	(10.8)	8.9	11.8	45.0
Add back Equity in earnings of affiliated companies, net of tax	(0.2)	(0.1)	(0.5)	(0.4)
Income (loss) before earnings in affiliated companies and income taxes	(31.2)	35.0	38.3	143.2
Add back Interest and other financial expense, net	15.9	12.9	40.8	41.6
Add back Reclassification of actuarial gain from AOCI	—	(2.2)	—	(6.7)
Income (loss) from operations	(15.3)	45.7	79.1	178.1
Add back Depreciation of property, plant and equipment and amortization of intangible assets and right of use assets	30.8	27.9	90.0	80.8
EBITDA	15.5	73.6	169.1	258.9
Equity in earnings of affiliated companies, net of tax	0.2	0.1	0.5	0.4
Loss due to misappropriation of assets, net:
Misappropriation of assets, net	59.2	—	59.2	—
Professional fees related to misappropriation of assets	1.5	—	1.5	—
Long term incentive plan	4.8	3.6	11.3	8.3
Other adjustments	(1.1)	—	(1.1)	0.3
Adjusted EBITDA	$80.1	$77.3	$240.5	$265.7
Reconciliation of total debt per the Consolidated Balance Sheet to Net debt:

(In millions)	September 30, 2024

Current portion of long term debt and other financial liabilities	$293.8
Long-term debt, net	676.7
Total debt as per Consolidated Balance Sheets	970.5
Add: Deferred debt issuance costs - Term loans	3.2
Less: Cash and cash equivalents	53.2
Net debt	$920.5

ORION S.A.
Reconciliation of Net income (loss) to Adjusted net income and Diluted Earnings (loss) per share to Adjusted Diluted EPS:

	Third Quarter		Nine Months Ended September 30,
(In millions, except per share data)	2024	2023	2024	2023

Net income (loss)	$(20.2)	$26.2	$27.0	$98.6
add back long-term incentive plan	4.8	3.6	11.3	8.3
add back loss due to misappropriation of assets, net	59.2	—	59.2	—
add back loss due to professional fees related to misappropriation of assets	1.5	—	1.5	—
add back other adjustment items	(1.1)	—	(1.1)	(1.9)
add back reclassification of actuarial gains from AOCI	—	(2.2)	—	(6.7)
add back intangible assets amortization	1.9	1.8	5.5	5.4
add back foreign exchange rate impacts	1.4	(0.1)	2.1	2.9
add back amortization of transaction costs	0.3	0.7	1.1	2.0
Tax effect on add back items at estimated tax rate	(20.4)	(1.1)	(23.9)	(3.1)
Adjusted net income	$27.4	$28.9	$82.7	$105.5

Total add back items	$47.6	$2.7	$55.7	$6.9
Impact of add-back items per share	$0.82	$0.05	$0.94	$0.11
Diluted Earnings (loss) per share	$(0.35)	$0.44	$0.46	$1.65
Adjusted Diluted EPS	$0.47	$0.49	$1.40	$1.76

Total of Loss due to misappropriation of assets, net and loss due to professional fees related to misappropriation of assets, net of tax benefit	$(42.5)	$—	$(42.5)	$—
Diluted weighted-average shares outstanding (in thousands):	58,738	59,252	58,942	59,934
Impact of Loss due to misappropriation of assets, net per share	$(0.72)	$—	$(0.72)	$—
Volumetric Information:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Delta		2024	2023	Delta
Volume (in kmt)	225.2	245.2	(20.0)	(8.2)	706.7	706.0	0.7	0.1